Amendment to Amended and Restated Employment Agreement

This Amendment to amended and Restated Employment Agreement (the “Amendment”) is made between Century Communities, Inc., a Delaware corporation (the “Company”), and Dale Francescon (the “Executive”), effective as of May 3, 2023 (“Effective Date”).

R e c i t a l s

Whereas, the Company has employed the Executive as its Chairman of the Board and Co-Chief Executive Officer pursuant to an Amended and Restated Employment Agreement dated as of July 28, 2020 (the “Employment Agreement”), who further serves as a member of the Company’s Board of Directors;

Whereas, the  Company and the Executive desire to amend the Employment Agreement in accordance with the provisions of this Amendment to Employment Agreement (this “Amendment”);

Now,  Therefore,  for good and valuable consideration, the receipt of which is hereby acknowledged, Executive and the Company hereby agree that the Employment Agreement is amended as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.	Retirement. Section 4(g) of the Employment Agreement is hereby amended and restated in its entirety as follows (deleted language ~~stricken~~ and added language double underlined):

 “Retirement.  The Executive may voluntarily terminate his employment hereunder at any time by reason of Retirement.  For purposes of this Amended Agreement, “Retirement” shall mean the Executive’s voluntary termination of his employment upon satisfaction of the following conditions:  (i) the Executive has reached (or will reach on the Date of Termination) the age of sixty (60) along with at least twenty ~~three~~ five  (~~23~~ 25) years of employment with the Company (for purposes of this Amended Agreement, it is agreed that the Executive’s employment with the Company commenced on November 1, 2000); and (ii) the Executive provides the Company with a Notice of Termination stating his intent to terminate his employment due to Retirement at least ninety (90) days in advance of the Date of Termination (as defined in Section 5 below).”

3.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Colorado without reference to its principles of conflicts of law.

4.

Miscellaneous.  The provisions of this Amendment may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Amendment shall affect the validity, binding effect or enforceability of this Amendment.  This Amendment, together with the Employment Agreement, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.  Except as otherwise expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Amendment as of the Effective Date first written above.

Executive:	/s/ Dale Francescon
Dale Francescon

Company:	Century Communities, Inc., a Delaware corporation
By: /s/ David L. Messenger
David L. Messenger, Chief Financial Officer